Exhibit 99.1

Contacts:	Emily Tadano, VP Investor Relations
(480) 515-8979 (office)
investors@meritagehomes.com

Meritage Homes reports fourth quarter 2021 results including 500 bps increase in home closing gross margin, 33% increase in year-end community count to 259 and 57% increase in diluted EPS over prior year

SCOTTSDALE, Ariz., January 26, 2022 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced fourth quarter and full year results for the periods ended December 31, 2021.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	% Chg	2021	2020	% Chg
Homes closed (units)	3,526	3,744	(6)%	12,801	11,834	8%
Home closing revenue	$1,498,813	$1,409,160	6%	$5,094,873	$4,464,389	14%
Average sales price - closings	$425	$376	13%	$398	$377	6%
Home orders (units)	3,367	3,174	6%	13,808	13,724	1%
Home order value	$1,459,060	$1,216,069	20%	$5,796,813	$5,174,938	12%
Average sales price - orders	$433	$383	13%	$420	$377	11%
Ending backlog (units)				5,679	4,672	22%
Ending backlog value				$2,516,164	$1,812,547	39%
Average sales price - backlog				$443	$388	14%
Earnings before income taxes	$311,497	$195,365	59%	$954,834	$533,566	79%
Net earnings	$237,460	$152,527	56%	$737,444	$423,475	74%
Diluted EPS	$6.25	$3.97	57%	$19.29	$11.00	75%

MANAGEMENT COMMENTS
“Our strong fourth quarter results completed an extraordinary 2021 for Meritage Homes, reflecting the demand in the homebuilding market combined with our team’s execution. In the face of prolonged supply chain constraints and a tightening labor market, we achieved our highest fourth quarter of sales orders and our second highest quarterly home closings while accelerating our spec starts,” said Steven J. Hilton, executive chairman of Meritage Homes. "Meritage again broke several financial company records this quarter including our highest quarterly home closing revenue, home closing gross profit and diluted EPS as well as the lowest quarterly SG&A as a percentage of home closing revenue in our company's history."

“The housing market remained strong, benefiting from the ongoing shortage of housing inventory, still-low interest rates and the continued favorable homebuying trends from millennials and baby boomers that drove housing demand in all our markets,” Phillippe Lord, chief executive officer of Meritage Homes, said. “We anticipate that our strategy of focusing on the entry-level and first move-up markets will enable us to continue leveraging these ongoing demographic demand trends.”

Mr. Lord continued, "In the fourth quarter of 2021, quarterly sales orders of 3,367 homes were 6% higher than prior year. Despite metering our orders pace in almost all of our communities to align our sales with production, we achieved our second highest fourth quarter average absorption pace of 4.5 per month across our 248 average communities.”

"For full year 2021, we delivered 12,801 homes, which was the most in company history and 8% greater than the prior year. On a quarterly basis, we closed 3,526 homes in the current quarter, which was just 6% lower than the fourth quarter of 2020 given labor and supply chain challenges. As a result of favorable pricing power, home closing revenue increased 6% year-over-year to $1.5 billion for the fourth quarter of 2021, which combined with a 29.0% home closing gross margin, led to a 57% year-over-year increase in our diluted EPS from $3.97 to $6.25," Mr. Lord remarked.

“At December 31, 2021, we had 259 active ending communities, a 10% increase sequentially from 236 at September 30, 2021 and a 33% year-over-year increase from 195 at December 31, 2020. We are one step closer to attaining our mid-2022 goal of 300 communities. We are already seeing increased volume from our community count growth and expect to continue to benefit from incremental orders volume and closings in 2022 and beyond,” said Mr. Lord. “During the quarter, $507 million was spent on land acquisition and development and 9,000 net new lots were secured, bringing our total lot supply to over 75,000. We maintained a strong balance sheet and ample liquidity this quarter as reflected in our net debt-to-capital ratio of 15.1%, which positions us well to invest for future growth.”

Mr. Lord concluded, “2021 was a record year of sales orders and home closings. Given our heavy backlog of nearly 5,700 sold homes and our growing community count, we are projecting 14,500-15,500 home closings for the full year 2022, which we anticipate will generate $6.1-6.5 billion in home closing revenue. Home closing gross margin is projected to be around 27.75%. With a projected effective tax rate of 25%, we expect diluted EPS to be in the range of $23.15-24.65 for 2022.”

FOURTH QUARTER RESULTS
•Orders of 3,367 homes for the fourth quarter of 2021 were 6% higher year-over-year, driven by a 24% increase in average active community count, which was partially offset by a decrease in average absorptions per store to 4.5 per month from our highest fourth quarter average absorption pace of 5.3 per month in the fourth quarter of 2020. Entry-level represented 82% of fourth quarter 2021 sales orders, compared to 72% in the same quarter of 2020. Average sales price ("ASP") on orders in the fourth quarter of 2021 exceeded $430,000.
•The 6% increase in home closing revenue to $1.5 billion for the quarter reflected a 13% increase in ASP on closings due to strong market demand even as we shifted our product mix toward entry-level homes. This was partially offset by a 6% decline in home closing volume year-over-year.
•Home closing gross margin improved 500 bps to 29.0% in the fourth quarter of 2021 from 24.0% in the prior year. Higher ASP more than offset high commodity costs.
•Land sale impairments totaled $2.0 million in the current quarter's total gross profit compared to $20.3 million in the fourth quarter of 2020. In both years, the charges stem from the disposition of assets that no longer fit our strategy.
•Selling, general and administrative ("SG&A") expenses as a percentage of fourth quarter 2021 home closing revenue of 8.5% improved 80 bps from 9.3% in the fourth quarter of 2020, due to continued leverage of fixed costs on higher home closing revenue, lower broker commissions and the benefits of technology on our sales and marketing efforts.
•One-time items including payments to our general counsel who retired in December 2021 and a change in the Company's retirement vesting eligibility for equity awards totaled $5.0 million and were included in SG&A expenses in the fourth quarter of 2021.
•The fourth quarter effective income tax rate was 23.8% in 2021 compared to 21.9% in the prior year. Eligible energy tax credits on qualifying energy-efficient homes closed under the Taxpayer Certainty and Disaster Tax Relief Act ("2019 Taxpayer Act") enacted in December 2019 reduced the rate in both years.
•Fourth quarter 2021 pre-tax margin of 20.7% was 690 bps higher than 13.8% in the fourth quarter of 2020. Net earnings were $237.5 million ($6.25 per diluted share) for this quarter, compared to $152.5 million ($3.97 per diluted share) for the same quarter in the prior year. The 57% increase in diluted EPS reflected pricing power, expanded gross margin and improved overhead leverage combined with a lower outstanding share count in the current quarter.

FULL YEAR RESULTS
•Total sales orders of 13,808 homes for the full year 2021 were in line with full year 2020, as were average community count of 224 and average absorption pace of 5.1 per month for the full year 2021. For the current year, entry-level represented 81% of sales orders, compared to 68% for 2020.

•Home closing revenue for the full year 2021 increased 14% year-over-year to $5.1 billion due to 8% improved home closing volume and 6% higher ASP resulting from the favorable pricing environment.
•Home closing gross margin improved 580 bps to 27.8% for the full year 2021, compared to 22.0% in 2020, reflecting the benefits of higher ASP and better leveraging of fixed costs.
•Total impairments were $2.1 million in the current year compared to $24.9 million in 2020, in each year relating to the disposition of assets that no longer fit our strategy.
•SG&A expenses as a percentage of home closing revenue improved 80 bps to 9.2% in 2021 from 10.0% in 2020 as a result of greater leverage of overhead expenses on higher home closing revenue as well as sales and marketing efficiencies gained from digital innovations.
•Loss on early extinguishment of debt charges of $18.2 million was recognized in 2021 in connection with the early redemption of our 7.00% senior notes due 2022.
•The effective tax rate for the full year 2021 was 22.8%, compared to 20.6% in 2020. The effective tax rate in both periods benefited from tax credits earned for qualifying energy-efficient homes under the 2019 Taxpayer Act.
•The pre-tax margin for the current year of 18.6% was 670 bps higher than 11.9% for 2020. Net earnings totaled $737.4 million ($19.29 per diluted share) for full year 2021, compared to $423.5 million ($11.00 per diluted share) in 2020. The 74% year-over-year increase in net earnings (75% for diluted EPS) reflects pricing power, expanded gross margin and greater overhead leverage in the current year.

BALANCE SHEET
•Cash and cash equivalents at December 31, 2021 totaled $618.3 million, compared to $745.6 million at December 31, 2020, reflecting increased investments in real estate and development and share repurchases. Real estate assets increased from $2.8 billion at December 31, 2020 to $3.7 billion at December 31, 2021.
•More than 75,000 total lots were owned or under control at December 31, 2021, compared to about 55,500 total lots at December 31, 2020. 9,000 net new lots were added in the fourth quarter of 2021, representing an estimated 45 net future communities, of which 93% are entry-level communities.
•Debt-to-capital and net debt-to-capital ratios were 27.6% and 15.1%, respectively at December 31, 2021, compared with 30.3% and 10.5%, respectively at December 31, 2020.
•During the full year 2021, the Company repurchased 639,346 shares of stock for $61.0 million, of which 243,885 shares of stock totaling $24.0 million were repurchased during the fourth quarter of 2021. $153.4 million remains available to repurchase under our authorized share repurchase program as of December 31, 2021.

•On December 17, 2021, Meritage entered into an amendment to its $780 million unsecured revolving credit facility, which extends the maturity date to December 2026.

CONFERENCE CALL
Management will host a conference call to discuss its fourth quarter results at 8:00 a.m. Mountain Standard Time (10:00 a.m. Eastern Standard Time) on Thursday, January 27, 2022. The call will be webcast live with an accompanying slideshow available on the "Investor Relations" page of the Company's website at https://investors.meritagehomes.com. Telephone participants will be able to join by dialing in to 1-877-407-6951 US toll free or 1-412-902-0046 on the day of the call.
A replay of the call will be available via webcast beginning at approximately 11:00 a.m. Mountain Standard Time (1:00 p.m. Eastern Standard Time) on January 27, 2022 and extending through February 10, 2022, at
https://investors.meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,
	2021	2020	Change $	Change %
Homebuilding:
Home closing revenue	$1,498,813	$1,409,160	$89,653	6%
Land closing revenue	12	777	(765)	(98)%
Total closing revenue	1,498,825	1,409,937	88,888	6%
Cost of home closings	(1,064,068)	(1,071,375)	7,307	(1)%
Cost of land closings	(2,074)	(21,016)	18,942	(90)%
Total cost of closings	(1,066,142)	(1,092,391)	26,249	(2)%
Home closing gross profit	434,745	337,785	96,960	29%
Land closing gross loss	(2,062)	(20,239)	18,177	(90)%
Total closing gross profit	432,683	317,546	115,137	36%
Financial Services:
Revenue	5,583	5,768	(185)	(3)%
Expense	(2,336)	(2,278)	(58)	3%
Earnings from financial services unconsolidated entities and other, net	2,188	1,956	232	12%
Financial services profit	5,435	5,446	(11)	—%
Commissions and other sales costs	(74,818)	(83,038)	8,220	(10)%
General and administrative expenses	(53,152)	(47,937)	(5,215)	11%
Interest expense	(72)	(1)	(71)	N/M
Other income, net	1,421	3,349	(1,928)	(58)%
Earnings before income taxes	311,497	195,365	116,132	59%
Provision for income taxes	(74,037)	(42,838)	(31,199)	73%
Net earnings	$237,460	$152,527	$84,933	56%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$6.36	$4.06	$2.30	57%
Weighted average shares outstanding	37,334	37,582	(248)	(1)%
Diluted
Earnings per common share	$6.25	$3.97	$2.28	57%
Weighted average shares outstanding	37,993	38,412	(419)	(1)%

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(Unaudited)
(In thousands, except per share data)

	Twelve Months Ended December 31,
	2021	2020	Change $	Change %
Homebuilding:
Home closing revenue	$5,094,873	$4,464,389	$630,484	14%
Land closing revenue	25,237	17,731	7,506	42%
Total closing revenue	5,120,110	4,482,120	637,990	14%
Cost of home closings	(3,676,496)	(3,483,981)	(192,515)	6%
Cost of land closings	(26,320)	(38,525)	12,205	(32)%
Total cost of closings	(3,702,816)	(3,522,506)	(180,310)	5%
Home closing gross profit	1,418,377	980,408	437,969	45%
Land closing gross loss	(1,083)	(20,794)	19,711	(95)%
Total closing gross profit	1,417,294	959,614	457,680	48%
Financial Services:
Revenue	21,207	19,097	2,110	11%
Expense	(9,182)	(7,797)	(1,385)	18%
Earnings from financial services unconsolidated entities and other, net	6,009	5,088	921	18%
Financial services profit	18,034	16,388	1,646	10%
Commissions and other sales costs	(285,403)	(287,901)	2,498	(1)%
General and administrative expenses	(181,449)	(159,020)	(22,429)	14%
Interest expense	(318)	(2,177)	1,859	(85)%
Other income, net	4,864	6,662	(1,798)	(27)%
Loss on early extinguishment of debt	(18,188)	—	(18,188)	N/A
Earnings before income taxes	954,834	533,566	421,268	79%
Provision for income taxes	(217,390)	(110,091)	(107,299)	97%
Net earnings	$737,444	$423,475	$313,969	74%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$19.61	$11.23	$8.38	75%
Weighted average shares outstanding	37,610	37,718	(108)	—%
Diluted
Earnings per common share	$19.29	$11.00	$8.29	75%
Weighted average shares outstanding	38,233	38,484	(251)	(1)%

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(unaudited)

	December 31, 2021	December 31, 2020
Assets:
Cash and cash equivalents	$618,335	$745,621
Other receivables	147,548	98,573
Real estate (1)	3,734,408	2,778,039
Real estate not owned	8,011	—
Deposits on real estate under option or contract	90,679	59,534
Investments in unconsolidated entities	5,764	4,350
Property and equipment, net	37,340	38,933
Deferred tax assets, net	40,672	36,040
Prepaids, other assets and goodwill	124,776	103,308
Total assets	$4,807,533	$3,864,398
Liabilities:
Accounts payable	$216,009	$175,250
Accrued liabilities	337,277	296,121
Home sale deposits	42,610	25,074
Liabilities related to real estate not owned	7,210	—
Loans payable and other borrowings	17,552	23,094
Senior notes, net	1,142,486	996,991
Total liabilities	1,763,144	1,516,530
Stockholders' Equity:
Preferred stock	—	—
Common stock	373	375
Additional paid-in capital	414,841	455,762
Retained earnings	2,629,175	1,891,731
Total stockholders’ equity	3,044,389	2,347,868
Total liabilities and stockholders’ equity	$4,807,533	$3,864,398
(1) Real estate – Allocated costs:
Homes under contract under construction	1,039,822	$873,365
Unsold homes, completed and under construction	484,999	357,861
Model homes	81,049	82,502
Finished home sites and home sites under development	2,128,538	1,464,311
Total real estate	$3,734,408	$2,778,039

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Depreciation and amortization	$6,353	$8,556	$26,245	$31,052

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$57,293	$67,550	$58,940	$82,014
Interest incurred	15,211	16,101	62,836	66,289
Interest expensed	(72)	(1)	(318)	(2,177)
Interest amortized to cost of home and land closings	(16,179)	(24,710)	(65,205)	(87,186)
Capitalized interest, end of period	$56,253	$58,940	$56,253	$58,940

	December 31, 2021	December 31, 2020
Senior notes, net, loans payable and other borrowings	$1,160,038	$1,020,085
Stockholders' equity	3,044,389	2,347,868
Total capital	4,204,427	3,367,953
Debt-to-capital	27.6%	30.3%

Senior notes, net, loans payable and other borrowings	$1,160,038	$1,020,085
Less: cash and cash equivalents	(618,335)	(745,621)
Net debt	541,703	274,464
Stockholders’ equity	3,044,389	2,347,868
Total net capital	$3,586,092	$2,622,332
Net debt-to-capital	15.1%	10.5%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	Twelve Months Ended December 31,
	2021	2020
Cash flows from operating activities:
Net earnings	$737,444	$423,475
Adjustments to reconcile net earnings to net cash (used in)/provided by operating activities:
Depreciation and amortization	26,245	31,052
Stock-based compensation	20,069	19,995
Loss on early extinguishment of debt	18,188	—
Equity in earnings from unconsolidated entities	(4,657)	(4,496)
Distribution of earnings from unconsolidated entities	4,951	3,594
Other	(2,911)	14,406
Changes in assets and liabilities:
Increase in real estate	(948,055)	(40,089)
Increase in deposits on real estate under option or contract	(31,946)	(9,477)
(Increase)/decrease in receivables, prepaids and other assets	(65,114)	2,130
Increase in accounts payable and accrued liabilities	76,158	88,942
Increase in home sale deposits	17,536	828
Net cash (used in)/provided by operating activities	(152,092)	530,360
Cash flows from investing activities:
Investments in unconsolidated entities	(1,708)	(5)
Distributions of capital from unconsolidated entities	—	1,000
Purchases of property and equipment	(25,664)	(19,932)
Proceeds from sales of property and equipment	551	703
Maturities/sales of investments and securities	2,795	2,489
Payments to purchase investments and securities	(2,795)	(2,489)
Net cash used in investing activities	(26,821)	(18,234)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(13,589)	(16,379)
Repayment of senior notes and senior convertible notes	(317,690)	—
Proceeds from issuance of senior notes	450,000	—
Payment of debt issuance costs	(6,102)	—
Repurchase of shares	(60,992)	(69,592)
Net cash provided by/(used in) financing activities	51,627	(85,971)
Net (decrease)/increase in cash and cash equivalents	(127,286)	426,155
Beginning cash and cash equivalents	745,621	319,466
Ending cash and cash equivalents	$618,335	$745,621

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	Three Months Ended
	December 31, 2021		December 31, 2020
	Homes	Value	Homes	Value
Homes Closed:
Arizona	760	$305,296	704	$228,990
California	352	228,774	444	286,744
Colorado	166	96,091	185	85,707
West Region	1,278	630,161	1,333	601,441
Texas	1,036	395,253	1,147	371,870
Central Region	1,036	395,253	1,147	371,870
Florida	417	159,707	524	183,411
Georgia	191	80,262	183	65,960
North Carolina	390	156,721	327	112,299
South Carolina	119	41,626	102	32,256
Tennessee	95	35,083	128	41,923
East Region	1,212	473,399	1,264	435,849
Total	3,526	$1,498,813	3,744	$1,409,160

Homes Ordered:
Arizona	559	$238,663	485	$168,760
California	242	168,688	280	187,431
Colorado	193	112,344	210	103,351
West Region	994	519,695	975	459,542
Texas	1,127	452,712	1,019	341,240
Central Region	1,127	452,712	1,019	341,240
Florida	500	190,426	447	155,555
Georgia	161	70,017	147	54,618
North Carolina	345	140,339	368	131,857
South Carolina	126	42,247	108	36,733
Tennessee	114	43,624	110	36,524
East Region	1,246	486,653	1,180	415,287
Total	3,367	$1,459,060	3,174	$1,216,069

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	Twelve Months Ended
	December 31, 2021		December 31, 2020
	Homes	Value	Homes	Value
Homes Closed:
Arizona	2,183	$802,401	2,019	$666,223
California	1,242	776,528	1,231	774,349
Colorado	630	335,490	738	354,677
West Region	4,055	1,914,419	3,988	1,795,249
Texas	4,165	1,500,682	3,894	1,273,661
Central Region	4,165	1,500,682	3,894	1,273,661
Florida	1,663	600,554	1,466	540,644
Georgia	647	249,882	642	229,577
North Carolina	1,390	528,840	1,132	388,776
South Carolina	377	129,367	331	105,369
Tennessee	504	171,129	381	131,113
East Region	4,581	1,679,772	3,952	1,395,479
Total	12,801	$5,094,873	11,834	$4,464,389

Homes Ordered:
Arizona	2,335	$951,730	2,501	$823,339
California	1,191	773,166	1,530	956,681
Colorado	750	429,499	750	361,619
West Region	4,276	2,154,395	4,781	2,141,639
Texas	4,413	1,700,744	4,476	1,472,183
Central Region	4,413	1,700,744	4,476	1,472,183
Florida	1,981	738,132	1,645	590,966
Georgia	694	283,649	665	237,576
North Carolina	1,501	591,193	1,367	472,483
South Carolina	390	132,779	380	122,049
Tennessee	553	195,921	410	138,042
East Region	5,119	1,941,674	4,467	1,561,116
Total	13,808	$5,796,813	13,724	$5,174,938

Order Backlog:
Arizona	1,145	$493,575	993	$343,917
California	393	271,383	444	274,680
Colorado	328	198,832	208	104,709
West Region	1,866	963,790	1,645	723,306
Texas	1,878	772,871	1,630	572,242
Central Region	1,878	772,871	1,630	572,242
Florida	868	352,584	550	214,790
Georgia	203	91,781	156	57,882
North Carolina	565	225,854	454	163,346
South Carolina	133	44,673	120	41,211
Tennessee	166	64,611	117	39,770
East Region	1,935	779,503	1,397	516,999
Total	5,679	$2,516,164	4,672	$1,812,547

Meritage Homes Corporation and Subsidiaries
Operating Data
(unaudited)

	Three Months Ended
	December 31, 2021		December 31, 2020
	Ending	Average	Ending	Average
Active Communities:
Arizona	39	38.5	33	34.0
California	22	20.0	16	18.0
Colorado	17	16.5	11	11.0
West Region	78	75.0	60	63.0
Texas	73	70.5	63	60.5
Central Region	73	70.5	63	60.5
Florida	41	39.5	31	32.5
Georgia	15	13.5	7	9.0
North Carolina	26	26.0	21	20.5
South Carolina	14	12.5	6	6.0
Tennessee	12	10.5	7	8.0
East Region	108	102.0	72	76.0
Total	259	247.5	195	199.5

	Twelve Months Ended
	December 31, 2021		December 31, 2020
	Ending	Average	Ending	Average
Active Communities:
Arizona	39	36.2	33	34.8
California	22	19.0	16	23.3
Colorado	17	14.6	11	12.0
West Region	78	69.8	60	70.1
Texas	73	65.4	63	66.9
Central Region	73	65.4	63	66.9
Florida	41	34.8	31	33.8
Georgia	15	11.2	7	12.5
North Carolina	26	24.6	21	20.6
South Carolina	14	8.8	6	6.0
Tennessee	12	9.2	7	9.8
East Region	108	88.6	72	82.7
Total	259	223.8	195	219.7

ABOUT MERITAGE HOMES CORPORATION
Meritage Homes is the sixth-largest public homebuilder in the United States, based on homes closed in 2020. The Company offers a variety of homes that are designed with a focus on entry-level and first move-up buyers in Arizona, California, Colorado, Texas, Florida, Georgia, North Carolina, South Carolina and Tennessee.
Meritage Homes has delivered over 150,000 homes in its 36-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. The Company is the industry leader in energy-efficient homebuilding, an eight-time recipient of the U.S. Environmental Protection Agency’s (EPA) ENERGY STAR® Partner of the Year for Sustained Excellence Award since 2013 for innovation and industry leadership in energy efficient homebuilding, and the recipient of the EPA Indoor airPLUS Leader Award.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include expectations about the housing market in general; projected 2022 home closings, home closing revenue, home closing gross margins, effective tax rate and diluted earnings per share; future community counts; trends in construction costs; and expectations about our future results.
Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, except as required by law, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: changes in interest rates and the availability and pricing of residential mortgages; inflation in the cost of materials used to develop communities and construct homes; supply chain and labor constraints; our ability to obtain performance and surety bonds in connection with our development work; the ability of our potential buyers to sell their existing homes; legislation related to tariffs; the adverse effect of slow absorption rates; impairments of our real estate inventory; cancellation rates; competition; home warranty and construction defect claims; failures in health and safety performance; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing if our credit ratings are downgraded; our potential exposure to and impacts from natural disasters or severe weather conditions; the availability and cost of finished lots and undeveloped land; the success of our strategy to offer and market entry-level and first move-up homes; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest or option deposits; our limited geographic diversification; the replication of our energy-efficient technologies by our competitors; shortages in the availability and cost of subcontract labor; our exposure to information technology failures and security breaches and the impact thereof; the loss of key personnel; changes in tax laws that adversely impact us or our homebuyers; our inability to prevail on contested tax positions; failure to comply with laws and regulations; our compliance with government regulations; negative publicity that affects our reputation; potential disruptions to our business by an epidemic or pandemic (such as COVID-19), and measures that federal, state and local governments and/or health authorities implement to address it; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2020 and our Form 10-Q for the quarter ended September 30, 2021 under the caption "Risk Factors," which can be found on our website at https://investors.meritagehomes.com.